EXHIBIT 99.1

INTERLINK ELECTRONICS ANNOUNCES

FIRST QUARTER

2004 FINANCIAL RESULTS

•	Revenues up 20% to $8.4 million

•	Operating income improved 420% to $307,000

•	Net income up 32% to $317,000 or $.03 per share

•	Cash improves by $1 million

Camarillo, California – April 22, 2004 – Interlink Electronics, Inc. (NASDAQ:LINK), a world leader in the development of intuitive interface technologies and solutions for business and home applications, today announced its financial results for the first quarter of 2004. Revenues for the three months ended March 31, 2004 totaled $8.4 million as compared to $7.0 million and $8.7 million for the first and fourth quarters of 2003, respectively. Operating income for the first quarter of 2004 was $307,000 — as compared to $59,000 for the first quarter of 2003. Net income for the first quarter of 2004 was $317,000, or $0.03 earnings per diluted share, as compared to $240,000, or $0.02 earnings per diluted share, for the first quarter of 2003.

“Overall, we are pleased with the financial results in the first quarter,” said E. Michael Thoben, Chairman, Chief Executive Officer and President of Interlink Electronics. “We demonstrated solid progress in our strategic businesses and grew revenue by 20% over first quarter, last year. Our financial performance this quarter was nearly on par with our record growth in the fourth quarter of last year. In addition, we improved our gross margins to 39.7% from 38.3% in the fourth quarter of 2003, showed an improvement in our operating cash flow, lowered our DSO’s and strengthened our cash position by $1 million.”

“Revenues from our OEM Business Communication business continued to build momentum, growing 9% over the fourth quarter of 2003 and up 25% versus the first quarter of last year,” said Mr. Thoben. “This growth is driven by an expanding worldwide OEM projector market and the continued innovation of our technologies and products.”

“Revenue from our Home Entertainment business grew better than three-fold over the first quarter of 2003; yet was relatively flat when compared to the strong performance in the fourth quarter of 2003,” Mr. Thoben continued. “This improvement reflects both the seasonality of sensor sales to Microsoft for the Xbox controller and the ever-increasing amount of remote controls the Company is beginning to ship with OEM viewing devices, such as plasma displays and projection TV’s.”

“Our E-transactions business revenue for the first quarter reached $1.96 million, up 264% compared to the first quarter of 2003, and nearly matching the record sales of $2.02 million in the fourth quarter of last year,” said Mr. Thoben. “We also saw solid margin improvement in this segment as we continue to build momentum in the financial services markets.”

“During the first quarter, we also introduced our newest technology, MicroNav™, to Asian OEMs,” said Mr. Thoben. “MicroNav is the electronic industry’s most compact and advanced OEM pointing device and it is targeted at feature-rich cell phones, PDA’s and numerous other consumer devices that will benefit from its compact size and low cost of integration.”

Interlink Electronics highlights for first quarter, 2004:

•	Interlink Electronics revised its corporate guidance regarding the Company’s Q4/2003 revenue expectations. Sequential fourth quarter revenue growth exceeded 10%, based on shipments of ePad e-signature products to Wells Fargo Bank for deployment in 2004. Wells Fargo expects to deploy ePads in its branches throughout the U.S. to automate its customer service transaction processes including new service applications and signature card authentication.

•	Interlink Electronics introduced the MicroNav™ cursor control solution in Japan, Taiwan, China, Hong Kong and Singapore. The world’s smallest mouse, MicroNav brings precise 360° cursor navigation to cellular phones, PDAs, tablet PCs, GPS systems and digital cameras. Applications driving MicroNav integration into these consumer electronics devices include Internet browsing, e-mail, gaming, map navigation and onboard image editing.

•	Interlink Electronics announced RemotePoint Navigator® 2.4 in the United States, the United Kingdom, Germany, France, Italy and Spain. RemotePoint Navigator® is a next-generation, PowerPoint remote control incorporating 2.4 GHz wireless technology. It will be marketed in the U.S., the U.K., Europe, Japan and throughout Asia.

About Interlink Electronics, Inc.

Interlink Electronics, Inc. (NASDAQ:LINK) is a world leader in the development of intuitive interface technologies and solutions for business and home applications. Creating today’s interface standards, our business communications, e-transactions, home entertainment and specialty components businesses have established Interlink as the comprehensive source for branded and OEM solutions. Selected customers include Dell, HP/Compaq, InFocus, Microsoft, Mitsubishi, NEC, Sanyo, Sharp, Sony and Toshiba.

Recognized worldwide for innovative interface technologies and solutions, Interlink Electronics, Inc.

serves an international customer base from its corporate headquarters in Camarillo, California and offices in Tokyo, Hong Kong and China. The Company currently holds numerous patents on sensor technologies, e-signature technologies, wireless communication protocols and product design properties. See Interlink Electronics online at http://www.interlinkelectronics.com/ or in Japan at http://www.interlinkelec.co.jp/

All registrations and trademarks are properties of their respective owners.

Summarized Consolidated Statements of Operations

(GAAP Basis)

(000’s except per share data)

	Three Months Ended
	(Unaudited)
	March 31		Dec. 31
	2004	2003	2003
Revenue	$8,434	$7,002	$8,716
Gross Profit	3,352	2,930	3,339

Product development & Research	905	919	854
Sales, marketing and administration	2,140	1,952	1,931

Total operating expenses	3,045	2,871	2,785

Operating income	307	59	554

Other income (loss)	10	187	(173)
Provision for tax expense (benefit)	—	6	(26)

Net income	$317	$240	$407

Earnings per share – basic	$.03	$.02	$0.04
Earnings per share – diluted	$.03	$.02	$0.03

Weighted average shares – basic	11,236	9,779	11,145
Weighted average shares – diluted	12,559	10,445	12,253

Selected Consolidated Balance Sheet Data (000’s)

(GAAP Basis)

	March 31 2004	Dec. 31 2003
	(Unaudited)
Cash and cash equivalents	$7,039	$6,061
Working capital	20,820	20,019
Total assets	26,496	25,582
Long-term debt	923	1,010
Stockholders’ equity	21,515	20,516

This document contains forward-looking statements that involve a number of risks and uncertainties. The following are among the factors that could cause actual results to differ materially from the forward-looking statements: business conditions and growth in the electronics industry and general economies, both domestic and international; lower than expected customer orders; delays in receipt of orders or cancellation of orders; competitive factors, including increased competition, new product offerings by competitors and price pressures; the availability of third party parts and supplies at reasonable prices; changes in product mix; significant quarterly performance fluctuations due to the receipt of a significant portion of customer orders and product shipments in the last month of each quarter; and product shipment interruptions due to manufacturing problems. The forward-looking statements contained in this document regarding industry and revenue trends, industry product and technology acceptance, product mix and future business activities should be considered in light of these factors.

Conference Call Information

April 22, 2004 at 2:00 p.m. ET

Live Call-in #: 800-779-0645 or 773-756-4786 (Pass Code: “link”)

Web cast address: http://www.interlinkelectronics.com

Telephonic replay call in # (US) 888-566-0068 or (Intl) 402-220-9119

Interlink Electronics

546 Flynn Road

Camarillo, CA 93012

(805) 484-8855

Michelle Lockard, Investor Relations	Keith Roberts, Public Relations
mlockard@interlinkelectronics.com	kroberts@interlinkelectronics.com

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